UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 28, 2010

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events.

On October 28, 2010, VIVUS, Inc. announced that it received a Complete Response Letter, or CRL, from the U.S. Food and Drug Administration, or FDA, regarding its New Drug Application, or NDA, for the investigational new drug QNEXA® (phentermine/topiramate) Controlled-Release Capsules.  The FDA issued the CRL to communicate its decision that the NDA cannot be approved in its present form.  The application seeks the approval to market QNEXA as an oral, once-a-day formulation for the treatment of obesity, including weight loss and maintenance of weight loss, in patients who are obese or overweight with co-morbidities such as hypertension, type 2 diabetes, dyslipidemia or central adiposity.

The CRL included the following areas: clinical, labeling, REMS, safety update, and drug scheduling.

In the clinical section of the CRL, the FDA requested a comprehensive assessment of topiramate’s and phentermine/topiramate’s teratogenic potential.  This will include a detailed plan and strategy to evaluate and mitigate the potential teratogenic risks in women of childbearing potential taking the drug for the treatment of obesity.  In addition, the FDA asked VIVUS to provide evidence that the elevation in heart rate associated with phentermine/topiramate does not increase the risk for major adverse cardiovascular events.

The FDA requested that VIVUS formally submit the results from the already completed SEQUEL study (OB-305), a 52-week extension study for a subset of 675 patients who completed the previously reported 56-week CONQUER study.  Top-line results from the two-year SEQUEL study were announced by VIVUS on September 21, 2010 and a final study report is being prepared for submission to the NDA.

The FDA reserved the right to comment further on proposed labeling.  On REMS, the FDA requested that a discussion of an already submitted REMS plan be continued after the written response from VIVUS has been submitted.  The agency also requested a safety update of any new adverse events be submitted to the NDA.  Finally, the FDA stated that if approved, phentermine/topiramate would be a Schedule IV drug due to the phentermine component.

As part of the written response, VIVUS plans to compile analyses integrating existing nonclinical and clinical data to provide a comprehensive assessment of the teratogenic potential of topiramate.  In addition, VIVUS plans to provide several new analyses to demonstrate QNEXA does not increase the risk for major cardiovascular events, which would include data from VIVUS’ OB-305 and OB-204 studies.  In the CRL, no new clinical studies were requested; however, in the event that any of the FDA concerns are not alleviated, additional clinical studies may be required.

VIVUS intends to continue working with the FDA towards the approval of QNEXA for the treatment of obesity and is preparing a comprehensive response to the CRL for submission to the FDA in approximately six weeks.

VIVUS will hold a conference call to discuss this update on Friday, October 29, 2010, beginning at 8:30 a.m. Eastern Time.  Those interested can listen to this call by dialing toll-

free 877-359-2916 or 224-357-2386. A 30-day archive of the call can be accessed at http://ir.vivus.com/.  To access the webcast of this event, please visit VIVUS’ Investors site at http://ir.vivus.com/events.cfm.  A replay will also be available on demand from the website at the conclusion of the program.

Forward-Looking Statements

Certain statements in this Form 8-K are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others.  These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the timing and substance of VIVUS’ response to the FDA’s complete response letter; the FDA’s interpretation of the data VIVUS submits relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from VIVUS’ SEQUEL study (OB-305); that VIVUS may be required to conduct additional clinical trials; substantial competition; uncertainties of patent protection and litigation; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products.  There are no guarantees that VIVUS’ response to the FDA’s complete response letter will be sufficient to satisfy the FDA’s safety concerns, that the FDA will not require VIVUS to conduct additional clinical studies or that any product will receive regulatory approval for any indication or prove to be commercially successful.  VIVUS does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2009 and periodic reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

By:	/s/ Lee B. Perry
Lee B. Perry
Vice President and Chief Accounting Officer

Date:  October 28, 2010